19 Presidential Way, Suite 203

Woburn, MA 01801

Exhibit 10.2

November 25, 2020

Quentin McCubbin

58 Pinehurst Rd,

Belmont, MA 02478

Re: Employment Terms

Dear Quentin:

On behalf of us at Frequency Therapeutics, Inc. (the “Company”), I am pleased to offer you (“you” or “Executive”) full-time employment, subject to the terms and conditions of this letter agreement (this “Agreement”). If you accept the terms of this Agreement, we expect that your employment with the Company will commence no later than February 1, 2020 (the “Effective Date”) initially in the Company’s Woburn, MA offices. You will be employed as Chief Manufacturing Officer, reporting to David Lucchino, Chief Executive Officer.

Executive’s employment under this Agreement shall commence on the Effective Date and shall end upon the earlier of the date the Company terminates Executive’s employment under Section 11 or 12 or Executive’s employment terminates under Section 12 or 13 (such period, the “Term”). You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Executive may also serve on boards of directors of entities that do not compete with the Company and may engage in religious, charitable and other community activities, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

1.
Compensation. During the term of your employment, your base salary will be $30,000 per month (equivalent to an annualized base salary of $360,000), less all applicable withholding taxes and authorized deductions, payable in accordance with the Company’s regular payroll practices. In addition, you will be eligible for an annual performance-based bonus with a target amount equal to 40% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, in accordance with certain milestones to be determined by the board of directors of the Company (the “Board”). Your salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company. The actual amount of any such annual bonus payable to you will be

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determined by the Board or the Compensation Committee of the Board in its discretion. You must be an active employee of the Company on the date any bonus is paid in order to be eligible for payment of an annual bonus.

2.
Sign-on Bonus. In addition, the Company agrees to pay you a one-time sign-on bonus equal to $77,500, less all applicable withholding taxes and authorized deductions, payable on the first payroll following commencement of your employment (the “Sign-on Bonus”). In the event that you resign your employment for any reason (other than for Good Reason (as defined below)) or your employment is terminated with Cause (as defined below) during the twelve-month period following the commencement of your employment with the Company, you shall be required to repay the Sign-on Bonus to the Company in full.

3.
You will be eligible for Frequency Health, Dental, Vision and Disability insurance, in addition to participation in the Company’s 401(k) the first of the month following your first day of employment. During the term of your employment, the Company shall also reimburse Executive for all reasonable, documented business expenses incurred in accordance with Company policies and paid by Executive in the performance of his services under this Agreement, upon presentation by Executive of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may reasonably request. The expenses eligible for reimbursement in one taxable year may not affect the expenses eligible for reimbursement in any other taxable year; reimbursement will be made in accordance with the Company’s normal practices; and the right to reimbursement is not subject to liquidation or exchange for another benefit.

4.
As an officer of the Company, the Executive shall be entitled to indemnification and other related protections, to the fullest extent allowed under the law and the Company’s Certificate of Incorporation, as may be amended from time to time. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

5.
The Company has an unlimited paid time off policy (PTO) and Executive will be eligible to take an unlimited number of PTO days in any calendar year at such times as may be approved by Executive’s supervisor in accordance with the Company’s policy that may be updated from time to time.

6.
You will be required to execute an Employee Proprietary Information and Inventions Assignment Agreement in the form attached as Exhibit B, as a condition of employment.

7.
You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

8.
In connection with entering into this Agreement, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors or its authorized designee that it grant you an option to purchase 80,000 shares of the Company’s

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common stock (the “Stock Option”) at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined under the Plan (as defined below)), provided that you are employed by the Company on the date of grant Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2019 Incentive Award Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company. Executive shall be eligible to receive such future options as the Board shall deem appropriate.

9.
You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10.
This offer of employment set forth in this Agreement is contingent upon the Company completing a background check on you to its satisfaction in accordance with applicable laws. The Company engages a third-party provider to perform background checks and such provider will be reaching out to you under separate cover to provide the background check disclosure and required authorization forms for your review and execution.

11.
Termination for Cause. The Company shall have the right to terminate this Agreement and your employment for Cause, as defined in Exhibit A to this Agreement. Upon termination of the Executive’s employment for Cause, Executive shall be entitled only to payment of the following until the date of termination: all rights and benefits accrued under this Agreement at the date of termination, including payment of Executive’s unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to Executive up to the date of such termination, and amounts payable on account of any unreimbursed business expenses incurred up to the date of such termination.

12.
Termination Without Cause. The Company shall have the right to terminate your employment without Cause (as defined on Exhibit A hereto). Termination “Without Cause” means the Company’s termination of your employment for any reason other than for Cause, death or as a result of you becoming permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”)). If the Company terminates your employment with the Company Without Cause or you terminate your employment with the Company with Good Reason (as defined on Exhibit A hereto), you shall be entitled to payment of your unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to you up to the date of such termination, subject to and in accordance with the terms of such plans and programs, and amounts payable on account of any unreimbursed business expenses incurred in accordance with Company policy up to the date of such termination. In addition, in the event you deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably acceptable to

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the Company that becomes effective and irrevocable within sixty (60) days following such termination of employment (“Release Condition”) and subject to your compliance with the terms of any confidentiality, non-competition, non-solicitation or other similar restrictive covenants with the Company to which you are subject, the Company will (i) continue to pay your then current base salary, less all applicable withholding taxes and authorized deductions, for a period of twelve (12) months following the date of termination (“Severance Period”), (ii) an amount equal to 100% of your annual bonus opportunity, less all applicable taxes and withholdings, in one lump sum within 14 days of the satisfaction of the Release Condition, and (iii) should you timely elect and be eligible to continue receiving group medical and dental coverage pursuant to COBRA, and so long as the Company can provide such benefit without violating the non-discrimination requirements of the law, the Company will pay the portion of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, such payment to be made for coverage from the termination date through the earliest of (x) the end of the Severance Period, (y) the date you are no longer eligible for COBRA coverage or (z) the date you become eligible for healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). The remaining balance of any premium cost shall timely be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. In addition, in the event such termination occurs during the twelve (12) month period commencing on a Change in Control (as defined in Exhibit A), then the vesting and, to the extent applicable, exercisability of each equity award held by Executive as of the date of such termination, including all unvested stock options, will accelerate in respect of one hundred percent (100%) of the shares subject thereto.

13.
Voluntary Termination; Termination Due to Death or Disability. This Agreement and Executive’s employment hereunder shall terminate on the earliest of (i) the thirtieth (30th) day, or such earlier date determined by the Company, following Executive’s delivery of a notice of resignation to the Company, (ii) the date of Executive’s death or (iii) the date Executive becomes permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended). In the event of a termination of employment under this Section 13, Executive shall be entitled to all rights and benefits accrued under this Agreement at the date of termination, including payment of Executive’s unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to Executive up to the date of such termination, and amounts payable on account of any unreimbursed business expenses incurred in accordance with Company policy up to the date of such termination.

14.
Whistleblower Protections; Trade Secrets. Nothing in this Agreement or any other prior agreement between you and the Company (collectively, the “Subject Documents”) prevents you from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) you shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret

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that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

15.
Section 409A. This Agreement shall be interpreted to avoid any additional tax under Section 409A of the Internal Revenue Code. If any payment or benefit cannot be provided or made at the time specified without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter, when such sanctions will not be imposed. All reimbursements and in-kind benefits, provided under this Agreement that are subject to Section 409A, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year, may not affect the expenses eligible for reimbursement, or in-kind services provided in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding anything in this Agreement to the contrary, any compensation or benefit payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, and solely if and to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Executive’s Separation from Service from the Company, he is deemed to be a “specified employee” (within the meaning of Section 409A), no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his Separation from Service shall be made until the date that is the earlier of (1) the expiration of

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the six-month period measured from the date of the Executive’s Separation from Service or (2) the date of the Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing shall be paid to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16.
Parachute Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit made by the Company or otherwise to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 12 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in this Section below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this Section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of these determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section, the excess amount shall be returned immediately by you to the Company.

17.
This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicting

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provision or rule that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied. Any action to enforce, or concerning, this Agreement shall be brought in a Massachusetts state court. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes. This Agreement contains the entire agreement between you and the Company with respect to the matters covered herein. This Agreement supersedes all prior and contemporaneous agreements and understanding, oral or written, between you and the Company with respect to the matters herein. This Agreement may not be amended, nor may any of your rights or obligations as set forth herein be altered, except by a written instrument executed by you, on the one hand, and a duly-authorized officer of the Company acting with the written authorization of the Board or a committee thereof, on the other hand.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Sincerely,

FREQUENCY THERAPEUTICS, INC.

By: /s/ David Lucchino

Name: David L. Lucchino

Title: President and CEO

Accepted and agreed by:

/s/ Quentin McCubbin

Quentin McCubbin

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Exhibit A

When used in the letter to which this Exhibit A is attached, the following terms shall have the meanings set forth below.

(1) “Cause” means any of:

(a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in willful misconduct or gross negligence that is materially harmful to the business or reputation of the Company, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, and/or (iii) materially failed to perform your assigned duties, provided, however, in the case of (iii) that the Company provided you with written notice of such failure and a period of 30 days to cure, but you failed to cure such failure.

(2) “Good Reason” means the occurrence, without your prior written consent, of any of the following events:

(a) a material reduction in your authority, duties, or responsibilities (other than in connection with a corporate transaction where you continue to hold substantially the same position with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but do not hold such position with respect to the successor or surviving entity in the transaction); (b) the relocation by at least 50 miles of the principal place at which you provide services to the Company; or (c) a material reduction in your base salary (other than a reduction of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries proportionately affecting other similarly situated employees of the Company).

To be treated as a resignation for Good Reason, (x) you must provide written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the occurrence of such circumstances, (y) you must provide the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you must end your employment within 30 days following the cure period in (y).

(3) “Change in Control” means a Change in Control as defined in the Company’s 2019 Incentive Award Plan, as in effect on the date hereof.

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Exhibit B

Employee Proprietary Information and Inventions Assignment Agreement

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